Exhibit 99.1

MARCHEX, INC. AND SUBSIDIARIES

Reconciliation of GAAP EPS to Adjusted Non-GAAP EPS

(unaudited)

	Quarter ended March 31, 2004	Quarter ended March 31, 2005
Net income (loss) per share applicable to common stockholders - diluted (GAAP EPS)	$(0.11)	$0.01
Shares used to calculate diluted net income (loss) per share applicable to common stockholders	13,446,542	32,920,472

Net income (loss) applicable to common stockholders	$(1,426,340)	$388,409
Acquisition-related retention consideration	132,936	—
Facility relocation	230,459	—
Stock-based compensation	360,764	146,538
Amortization of acquired intangible assets	1,034,868	3,083,157
Interest income and other, net	(69,585)	(270,523)
Impact of Income taxes	(289,229)	(1,128,637)
Convertible preferred stock dividends		348,993
Accretion to redemption value of redeemable convertible preferred stock	402,679	—

Adjusted Non-GAAP Net income (loss) applicable to common stockholders	$376,552	$2,567,937

Shares used to calculate Adjusted Non-GAAP EPS	21,313,950	34,092,808
Adjusted Non-GAAP EPS	$0.02	$0.08

Shares used to calculate diluted net income (loss) per share applicable to common stockholders	13,446,542	32,920,472
Weighted average stock options and warrants and common shares subject to repurchase or cancellation	1,143,345	—
Convertible preferred for adjusted Non-GAAP EPS	6,724,063	1,172,336

Shares used to calculate Adjusted Non-GAAP EPS	21,313,950	34,092,808

The above table excludes convertible preferred stock dividends, accretion to redemption value of redeemable convertible preferred stock and assumes conversion of the convertible preferred stock into Class B common stock in determining Adjusted Non-GAAP EPS. In the absence of such treatment, Adjusted Non-GAAP EPS would be $0.07 per share for the quarter ended March 31, 2005 and a net loss of $(0.01) per share for the same period in 2004.